SECOND AMENDMENT AND WAIVER

SECOND AMENDMENT AND WAIVER (this "Amendment"), dated as of February 4, 2003, among THE MANITOWOC COMPANY, INC., a Wisconsin corporation (the "Borrower"), the lending institutions from time to time party to the Credit Agreement referred to below (the "Lenders") and DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), as Administrative Agent (in such capacity, the "Administrative Agent"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of May 9, 2001 (as amended, modified and/or supplemented to, but not including, the date hereof, the "Credit Agreement"); and

WHEREAS, subject to the terms and conditions of this Amendment, the Lenders wish to grant certain waivers to the Credit Agreement and the parties hereto wish to amend the Credit Agreement, in each case as herein provided;

NOW, THEREFORE, it is agreed:

I.     Amendments and Waivers to Credit Agreement.

1. Section 9.01 of the Credit Agreement is hereby amended by deleting the text "and (xiv)" appearing in the last sentence of said Section and inserting the text ", (xiv) and (xx)" in lieu thereof.

2. Section 9.05 of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end clause (xii) of said Section, (ii) inserting the text "above or clause (xiv) below" immediately prior to the text "of this Section 9.05" appearing in clause (xiii) of said Section, (iii) deleting the period at the end of clause (xiii) of said Section and inserting the text "; and" in lieu thereof and (iv) inserting the following new clause (xiv) at the end of said Section:

"(xiv) the Borrower and its Subsidiaries may make transfers of assets to their respective Subsidiaries in accordance with the requirements of Sections 9.02(ix), (x) and (xi).".

3. Section 9.08 of the Credit Agreement is hereby amended by deleting the table appearing in said Section in its entirety and inserting the following new table in lieu thereof:

"Fiscal Quarter Ending	Ratio
December 31, 2002	2.50:1.00
March 31, 2003	2.50:1.00
June 30, 2003	2.50:1.00
September 30, 2003	2.50:1.00
December 31, 2003	2.75:1.00
March 31, 2004	2.75:1.00
June 30, 2004 and thereafter	3.00:1.00".

4. Section 9.09 of the Credit Agreement is hereby amended by deleting the table appearing in said Section in its entirety and inserting the following new table in lieu thereof:

"Fiscal Quarter Ending	Amount
December 31, 2002	$155,000,000
March 31, 2003	$155,000,000
June 30, 2003	$155,000,000
September 30, 2003	$155,000,000
December 31, 2003	$155,000,000
March 31, 2004	$160,000,000
June 30, 2004	$165,000,000
September 30, 2004	$165,000,000
December 31, 2004	$165,000,000
March 31, 2005	$170,000,000
June 30, 2005	$175,000,000
September 30, 2005	$175,000,000
December 31, 2005	$180,000,000
March 31, 2006	$180,000,000
June 30, 2006	$180,000,000
September 30, 2006	$180,000,000
December 31, 2006	$190,000,000
March 31, 2007	$200,000,000".

5. Subject to the immediately succeeding proviso, the Lenders hereby waive any Event of Default arising under Section 10.03 of the Credit Agreement solely as a result of the failure of the Borrower to comply with the covenant contained in Section 9.09 of the Credit Agreement for (and only for) the Test Period ended on the last day of the fiscal quarter of the Borrower ended on December 31, 2002; provided however, that if the Borrower fails to demonstrate compliance with Section 9.09 of the Credit Agreement (as amended hereby) for such Test Period (i.e., fails to achieve Consolidated EBITDA of at least $155,000,000 for such Test Period) as set forth in the compliance certificate required to be delivered by the Borrower pursuant to Section 8.01(e) of the Credit Agreement in respect of the fiscal year of the Borrower ended on December 31, 2002, the foregoing waiver shall be deemed rescinded and such failure shall constitute an "Event of Default" for all purposes of the Credit Agreement.

6. Section 9.11 of the Credit Agreement is hereby amended by deleting the table appearing in said Section in its entirety and inserting the following new table in lieu thereof:

"Period	Ratio
December 31, 2002 through and including December 30, 2003	4.25:1.00
December 31, 2003 through and including June 29, 2004	4.00:1.00
June 30, 2004 through and including September 29, 2004	3.75:1.00
September 30, 2004 through and including December 30, 2004	3.50:1.00
December 31, 2004 through and including March 30, 2005	3.25:1.00
Thereafter	2.85:1.00".

7. The Lenders hereby waive any Event of Default arising under Section 10.03 of the Credit Agreement solely as a result of the failure of the Borrower to comply with the covenant contained in Section 9.11 of the Credit Agreement during (and only during) the period commencing on September 30, 2002 and ending on the Second Amendment Effective Date (as defined below); it being understood and agreed, however, that the failure of the Borrower to demonstrate compliance with Section 9.11 of the Credit Agreement (as amended hereby) as at the last day of the fiscal year of the Borrower ended on December 31, 2002 (i.e., the failure to demonstrate a Consolidated Total Leverage Ratio of 4.25:1.00 or less as at such day) as set forth in the compliance certificate required to be delivered by the Borrower pursuant to Section 8.01(e) of the Credit Agreement in respect of such fiscal year shall constitute an "Event of Default" for all purposes of the Credit Agreement.

8. Section 9.12 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 9.12 in lieu thereof:

"9.12 Minimum Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower (commencing with the Borrower's fiscal quarter ended on December 31, 2002) to be less than 1.50:1.0.".

9. The definition of "Factor" appearing in Section 11.01 of the Credit Agreement is hereby amended by deleting the text "General Electric Capital Corporation" appearing in said definition and inserting the text "GMAC" in lieu thereof.

10. The definition of "Factoring Agreement" appearing in Section 11.01 of the Credit Agreement is hereby amended by deleting the text "General Electric Capital Corporation" appearing in said definition and inserting the text "GMAC" in lieu thereof.

11. Section 12 of the Credit Agreement is hereby amended by inserting the following new Section 12.10 after Section 12.09 appearing in said Section:

"12.10  Collateral Matters. (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or disposition thereof in compliance with Section 9.02 or (iii) if approved, authorized or ratified in writing by the Required Lenders (unless such release is required to be approved by all of the Lenders hereunder). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders, or all of the Lenders, as applicable, and upon at least five (5) Business Days' (or such shorter period as is acceptable to the Collateral Agent) prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred, provided, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse, representation or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party or any of its Subsidiaries in respect of) all interests retained by any Credit Party or any of its Subsidiaries, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

(d) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, (i) to the extent the Borrower or any of its Subsidiaries enters into any operating lease which does not cause a violation of the terms of this Agreement, the Collateral Agent is authorized to enter into such disclaimers of a security interest in the assets subject to such operating lease, or such releases or subordinations of the assets subject to such operating lease, as may be reasonably requested by the Borrower or such Subsidiary in connection therewith and (ii) in connection with the incurrence of any Indebtedness permitted to remain outstanding pursuant to Section 9.04(iv), at the reasonable request of the Borrower, the Collateral Agent shall, and is hereby authorized to, enter into such releases or subordinations of security interests in the assets securing such Indebtedness in accordance with the relevant requirements of Section 9.01, all as may be requested by the Borrower. In taking any actions pursuant to the requirements of this Section 12.10(e), the Collateral Agent shall be entitled to rely on a certificate of an officer of the Borrower as to its entitlement to such release, subordination or other action, and shall have no liability in connection therewith.".

12. The Lenders hereby waive any Event of Default that may have arisen pursuant to Section 10.01 of the Credit Agreement or Section 3 of the Consent and Agreement to Credit Agreement, dated as of July 31, 2002, among the Borrower, the Lenders and the Administrative Agent (the "Consent"), solely as result of the failure of the Borrower to apply the Net Sale Proceeds from the sale of the capital stock of Manitowoc Boom Trucks, Inc. (the "Boom Trucks Proceeds") in accordance with the requirements of Sections 4.02(e), (i) and (j) of the Credit Agreement or Section 2(i) of the Consent, as the case may be, so long as (and only so long as) the Borrower uses cash on hand or the proceeds of Revolving Loans (incurred in accordance with the relevant requirements of the Credit Agreement) in an amount equal to the amount of the Boom Trucks Proceeds on the last day of the first Interest Period applicable to any Borrowing of Term Loans to expire after the Second Amendment Effective Date (or, if the Second Amendment Effective Date has not occurred on or prior to February 6, 2003, the Business Day following the Second Amendment Effective Date), to repay Term Loans in accordance with the requirements of Section 4.01(a) of the Credit Agreement.

II.     Miscellaneous Provisions.

    In order to induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants that:

    (a) no Default or Event of Default exists as of the Second Amendment Effective Date, after giving effect this Amendment; and

    (b) all of the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on the Second Amendment Effective Date, both before and after giving effect to this Amendment, with the same effect as though such representations and warranties had been made on and as of the Second Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

    This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

    This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

    This Amendment shall become effective on the date (the "Second Amendment Effective Date") when each of the Borrower and the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Administrative Agent at its Notice Office.

    The Borrower hereby covenants and agrees, so long as the Second Amendment Effective Date occurs, to pay to each Lender which has executed and delivered to the Administrative Agent (or its designee) a counterpart hereof by the later to occur of (x) 5:00 P.M. (New York time) on February 4, 2003 or (y) the close of business on the Second Amendment Effective Date (such later date, the "Outside Date"), a non-refundable cash amendment fee equal to 0.125% of the sum of (x) its Revolving Loan Commitment as in effect on the Second Amendment Effective Date and (y) the aggregate principal amount of its Term Loans outstanding on the Second Amendment Effective Date, which fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter and shall be paid by the Borrower to the Administrative Agent for distribution to the Lenders on the second Business Day following the Outside Date.

    From and after the Second Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

THE MANITOWOC COMPANY, INC.

By /s/ Carl Laurino
Title: Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), Individually and as Administrative Agent

By /s/ Diane F. Rolfe
Title: Vice-President